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                                                                     Exhibit m.1



                               Liberty Acorn Trust
                Amended and Restated Rule 12b-1 Distribution Plan

         Liberty Acorn Trust (the Trust) hereby adopts the following distribution plan (the Plan) pursuant to Rule 12b-1 (the Rule) under the Investment Company Act of 1940 (the Act) on behalf of each Fund in the Trust designated in Appendix I, for the purpose of providing personal service and/or the maintenance of shareholder accounts and to facilitate the distribution of shares of the Funds. This Plan applies only to the Class A, Class B, Class C or Class D shares of each Fund.

I.       Plan Applying to Class A, B, C and D Shares

         Each Fund having Class A, B, C or D shares shall pay a service fee at the annual rate of 0.25% of the net assets of its Class A, B, C and D shares, and a distribution fee at the annual rate of 0.10% of the average daily net assets of its Class A shares and 0.75% of the average daily net assets of its Class B, C and D shares. Amounts payable under this paragraph are subject to any limitations on such amounts prescribed by applicable laws or rules.

II.      Payments of Fees Under the Plan

         Each Fund shall make all payments of service and distribution fees under this Plan to Liberty Funds Distributor, Inc. (LFDI) monthly, on the 20th day of each month or, if such day is not a business day, on the next business day thereafter. No Fund shall pay, nor shall LFDI be entitled to receive, any amount under this Plan if such payment would result in LFDI receiving amounts in excess of those permitted by applicable law or by rules of the National Association of Securities Dealers, Inc.

III.     Use of Fees

         LFDI may pay part or all of the service and distribution fees it receives from a Fund as commissions to financial service firms that sell Fund shares or as reimbursements to financial service firms or other entities that provide shareholder services to record or beneficial owners of shares (including third-party administrators of qualified plans). This provision does not obligate LFDI to make any such payments nor limit the use that LFDI may make of the fees it receives.

IV.      Reporting

         LFDI shall provide to the Trust's Trustees, and the Trustees shall review, at least quarterly, reports setting forth all Plan expenditures, and the purposes for those expenditures.

V.       Other Payments Authorized
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         Payments by the Trust to LFDI and its affiliates other than as set forth in Section I which may be indirect financing of distribution costs of Class A, Class B, Class C or Class D shares are authorized by this Plan.

VI.      Effective Date

         This Plan shall be effective on September 25, 2002.

VII.     Continuation; Amendment; Termination

         This Plan shall continue in effect with respect to Class A, Class B, Class C and Class D shares only so long as specifically approved for that class at least annually as provided in the Rule. The Plan may not be amended to increase materially the service fee or distribution fee with respect to a class of shares without such shareholder approval as is required by the Rule and any applicable orders of the Securities and Exchange Commission, and all material amendments of the Plan must be approved in the manner described in the Rule. The Plan may be terminated with respect to any class of shares at any time as provided in the Rule without payment of any penalty. The continuance of the Plan shall be effective only if the selection and nomination of the Trust's Trustees who are not interested persons (as defined under the Act) of the Trust is effected by such non-interested Trustees as required by the Rule.

                                            Approved by the Trustees as of
September 25, 2002.

                                             By:  ________________________


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APPENDIX I

Liberty Acorn Fund
Liberty Acorn International
Liberty Acorn USA
Liberty Acorn Twenty
Liberty Acorn Foreign Forty
Columbia Thermostat Fund



Dated as of the effective date of the Liberty Acorn Trust Rule 12b-1 Distribution Plan


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